SUPPLEMENTAL RETIREMENT AGREEMENT


          THIS SUPPLEMENTAL RETIREMENT AGREEMENT is made as of January 1, 2008 by and between ATLANTIC COAST BANK (the "Bank"), its successors and assigns and THOMAS B. WAGERS, SR. (the "Executive").

1. Definitions. In this Agreement, the following words and phrases shall have the following meanings:

     (a) Accrued Benefit Percentage shall mean, except as otherwise provided in this Agreement, 2.50% for each full calendar quarter of the Executive's employment with the Bank since January 1, 2008, calculated through the earliest of: (i) the last day of the calendar quarter in which the Executive experiences a Separation from Service or (ii) attains the Normal Retirement Date; provided, however, that in no event shall the Accrued Benefit Percentage exceed 60%.

     (b) Administrator shall mean the person or committee appointed by the Board of Directors of the Bank to administer this Agreement. If a committee is appointed by the Board of Directors, a majority of those persons shall constitute a quorum and the act of the majority of such of persons either at a meeting or by written consent, shall be the act of the Administrator. The administrator may adopt such rules and procedures, not inconsistent with this Agreement, as it deems necessary or appropriate in order to administer this Agreement.

     (c) Average Compensation shall mean the amount determined by dividing by three (3) the total compensation reported in Box 1 of Form W-2 (excluding taxable income attributable to any restricted stock awards, stock options, stock appreciation rights or any other awards made under any equity plan maintained by the Bank or its affiliates) earned by the Executive from the Bank and its affiliates and subsidiaries (or any successors thereto by merger or purchase) during the three calendar years in the ten year period prior to his Separation from Service that results in the largest total.

     (d) Benefit Determination Date shall mean the first business day of the calendar month following the earliest of (i) the Executive's Normal Retirement Date; (ii) the Executive's Separation from Service; (iii) the Executive's death; (iv) the Executive's Disability; or (v) a Change in Control.

     (e) Cause shall mean a Separation from Service due to the Executive's personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, and willful violation of any law, rule, or regulation (other than traffic violations or similar offenses) or final cease-and-desist order.

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     (f)  Change in Control shall mean the following:

          (1) "Change in Control" shall mean (i) a change in the ownership of the Bank or Atlantic Coast Federal Corporation (the "Company"), (ii) a change in the effective control of the Bank or Company, or (iii) a change in the ownership of a substantial portion of the assets of the Bank or Company, as described below. Notwithstanding anything herein to the contrary, the reorganization of Atlantic Coast Federal, MHC by way of a "second-step conversion" shall not be deemed a Change in Control.

          (2) A change in ownership occurs on the date that any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(v)(B)), acquires ownership of stock of the Bank or Company that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation.

          (3) A change in the effective control of the Bank or Company occurs on the date that either (i) any one person, or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vi)(B)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Bank or Company possessing 30% or more of the total voting power of the stock of the Bank or Company, or (ii) a majority of the members of the Bank's or Company's board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Bank's or Company's board of directors prior to the date of the appointment or election, provided that this sub-section "(ii)" is inapplicable where a majority shareholder of the Bank or Company is another corporation.

          (4) A change in a substantial portion of the Bank's or Company's assets occurs on the date that any one person or more than one person acting as a group (as defined in Treasury Regulations section 1.409A-3(i)(5)(vii)(C)) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Bank or Company that have a total gross fair market value equal to or more than 40% of the total gross fair market value of (i) all of the assets of the Bank or Company, or
          (ii) the value of the assets being disposed of, either of which is determined without regard to any liabilities associated with such assets. For all purposes hereunder, the definition of Change in Control shall be construed to be consistent with the requirements of Treasury Regulations section 1.409A-3(i)(5), except to the extent that such regulations are superseded by subsequent guidance.

     (g)  Disabled or Disability shall mean the Executive:

          (1) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months;

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          (2) by  reason  of  any  medically  determinable  physical  or  mental impairment which can be expected to result in death, or last for a continuous period of not less than 12 months, is receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Bank; or

          (3) is determined to be totally disabled by the Social Security Administration.

     (h) Involuntary Termination shall mean Separation from Service other than for Cause without the Executive's express written consent and voluntary resignation due to a material diminution of or interference with the Executive's duties, responsibilities and benefits as Chief Operating Officer of the Bank, including (without limitation) any of the following actions unless consented to in writing by the Executive:
          (i) a change in the principal workplace of the Executive to a location outside of a 30 mile radius from the Executive's principal workplace as of the date hereof; (ii) a material demotion of the Executive;
          (iii) a material reduction in the number or seniority of other personnel reporting to the Executive or a material reduction in the frequency with which, or on the nature of the matters with respect to which, such personnel are to report to the Executive, other than as part of an institution-wide reduction in staff; (iv) a material adverse change in the Executive's salary, perquisites, benefits, contingent benefits or vacation, other than as part of an overall program applied uniformly and with equitable effect to all members of the senior management of the Bank; and (v) a material permanent increase in the required hours of work or the workload of the Executive; provided that the Executive has notified the Bank of the existence of such a condition no later than 90 days after the initial existence of such condition and the Bank has at least 30 days to cure such condition. The term "Involuntary Termination" does not include termination for Cause or termination of employment due to retirement, death, Disability or suspension or temporary or permanent prohibition from participation in the conduct of the Bank's affairs under Section 8 of the Federal Deposit Insurance Act.

     (i) Monthly Benefit shall mean the Average Compensation multiplied by the Accrued Benefit Percentage and then divided by twelve (12), calculated at the Benefit Determination Date.

     (j)  Normal Retirement Date shall mean January 1, 2014.

     (k) Separation from Service shall mean the date of cessation of the employment relationship (other than an approved leave of absence) between the Executive and the Bank and its affiliates and subsidiaries (including any successor in interest, if applicable), and shall be construed to comply with Code Section 409A and Treasury Regulations
          Section 1.409A-1(h).

     (l) Specified Employee shall mean a key employee of the Bank within the meaning of Code Section 416(i) without regard to paragraph 5 thereof, determined in accordance with Code Section 409A and Treasury Regulations Section 1.409A-1(i).

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2.   Payment of Benefits.

     (a) Normal Benefit. If Monthly Benefits have not already started due to Separation from Service, Disability or Change in Control, the Bank shall pay the Monthly Benefit to Executive starting on the first business day of the month following the Normal Retirement Date and on the first business day of each calendar month thereafter for a total of 180 months (i.e., monthly payments for 15 years), regardless of whether the Executive has experienced a Separation from Service; provided however, that, if the Executive has experienced a Separation from Service, then, to the extent necessary to avoid penalties under Code Section 409A and the regulations thereunder, such payments shall not commence until the first day of the seventh month following the date of the Executive's Separation from Service if the Executive is a Specified Employee on his date of Separation from Service.

     (b)  Death Benefit.

               (i) Death Before Benefit Period Begins. If the Executive dies prior to the Normal Retirement Date, Separation from Service, Disability or Change in Control, the Bank shall pay to the beneficiary designated on Exhibit A, using an Accrued Benefit Percentage of 60%, the Monthly Benefit commencing on the first business day of the month following the Executive's Normal Retirement Date and on the first business day of each calendar month thereafter for a period of 180 months. The Average Compensation calculation shall assume that the Executive's compensation increased by 3% for each full calendar year that occurs prior to what would have been his Normal Retirement Date.

               (ii) Death During  Benefit  Period.  If the Executive  dies after
                    Normal Retirement Date, Separation from Service, Disability or Change in Control, the Bank shall make any remaining monthly payments due to the Executive to the beneficiary designated by the Executive on Exhibit A.

     (c) Disability Benefit. If the Executive becomes Disabled before the Normal Retirement Date, death, Separation from Service or Change in Control, the Bank shall pay the Monthly Benefit to him, using an Accrued Benefit Percentage of not less than 60%, starting on the first business day of the calendar month following the date on which the Executive became Disabled and on the first business day of each calendar month thereafter for a total of 180 months (i.e., monthly payments for 15 years). If the Executive dies after becoming entitled to Disability benefits, the Bank shall continue to make the remaining monthly payments due to the Executive to the beneficiary designated by the Executive on Exhibit A.

     (d) Separation from Service Benefit. In the event the Executive incurs a Separation from Service due to an Involuntary Termination before the Normal Retirement Date, Disability, death or Change in Control, the Bank shall pay the Monthly Benefit to the Executive, using an Accrued

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          Benefit  Percentage  of not less  than  60%,  commencing  on the first business day of the month following the Separation from Service and on the first business day of each calendar month thereafter for a total of 180 months; (i) provided, however, that in the event of Separation from Service due to Cause, except as may be prohibited by federal law, the Executive shall only be entitled to the Monthly Benefit calculated at the time of his Separation from Service with payment commencing on the first business day of the month following the Separation from Service and on the first business date of each calendar month thereafter for a total of 180 months; and (ii) provided, further, that, to the extent necessary to avoid penalties under Code Section 409A and the regulations thereunder, such payments shall not commence until the first day of the seventh month following the date of the Executive's Separation from Service if the Executive is a Specified Employee on his date of Separation from Service.

     (e) Change in Control Benefit. If a Change in Control occurs before the Normal Retirement Date, Separation from Service, Disability or death, then, within 30 calendar days after such Change in Control, the Bank shall pay the Executive a lump sum equal to the present value of the Monthly Benefit that would otherwise be paid to the Executive hereunder, using an Accrued Benefit Percentage of not less than 60%, regardless of whether the Executive has experienced a Separation from Service; provided however, that, if the Executive has experienced a Separation from Service, then, to the extent necessary to avoid penalties under Code Section 409A and the regulations thereunder, such payments shall not be made until the first day of the seventh month following the date of the Executive's Separation from Service if the Executive is a Specified Employee on his date of Separation from Service.

     (f) Funding of Monthly Benefit. The Bank reserves the right to purchase a contract from a life insurance company with a minimum rating of AA from Standard & Poors and Moody's in order to provide all or any portion of the Monthly Benefit described herein. Upon the Bank's purchase of such contract and distribution of the contract to Executive or his Beneficiary, the Bank's liability to provide the Monthly Benefit hereunder shall cease and such contract shall be the sole source of funds for providing such Monthly Benefit.

3.   Required Provisions.

     (a) The Bank may terminate Executive's employment at any time, but any termination by the Bank other than Separation from Service for Cause as defined above shall not prejudice Executive's right to compensation or other benefits under this Agreement. Executive shall have no right to receive compensation or other benefits for any period after Separation from Service for Cause.

     (b) If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank's affairs by a notice served under Section 8(e)(3) [12 USC ss.1818(e)(3)] or 8(g)(1) [12 USC ss.1818(g)(1)] of the Federal Deposit Insurance Act (the "FDI Act"), the Bank's obligations under this Agreement shall be suspended as of

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          the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are  dismissed,  the Bank may in its  discretion
          (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

     (c) If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank's affairs by an order issued under Section 8(e)(4) [12 USC ss.1818(e)(4)] or 8(g)(1) [12 USC
          ss.1818(g)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

     (d) If the Bank is in default as defined in Section 3(x)(1) [12 USC ss.1813(x)(1)] of the FDI Act, all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

     (e) All obligations under this Agreement shall be terminated, except to the extent determined that continuation of this Agreement is necessary for the continued operation of the Bank, (i) by the Director of the Office of Thrift Supervision ("OTS") or his or her designee, at the time the FDIC enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) [12 USC ss.1823(c)] of the FDI Act; or (ii) by the Director or his or her designee at the time the Director or his or her designee approves a supervisory merger to resolve problems related to operation of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

     (f) Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the FDI Act, 12 U.S.C. Section 1828(k), and the regulations promulgated thereunder in 12 C.F.R. Part 359.

4. Claims. In the event a claim for benefits is wholly or partially denied under this Agreement, the Executive or any other person claiming benefits under this Agreement (a "Claimant") shall be given notice in writing within 30 calendar days after the Administrator's receipt of the claim. For good cause shown, the Administrator may extend this period for an additional 30 calendar days. Any denial must specifically set forth the reasons for the denial and any additional information necessary to rescind such denial. The Claimant shall have the right to seek a review of the denial by filing a written request with the Administrator within 60 calendar days of receipt of the denial. Such request may be supported by such documentation and evidence deemed relevant by the Claimant. Following receipt of this information, the Administrator shall make a final determination and notify the Claimant in writing within 60 calendar days of the Administrator's receipt of the request for review together with the specific reasons for the decision.

5. General Assets and Funding. The amounts payable under this Agreement are payable from the general assets of the Bank and no special fund or arrangement is intended to be established hereby nor shall the Bank be required to earmark, place in trust or otherwise segregate assets with

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     respect to this  Agreement or any  benefits  hereunder.  The  Administrator reserves the right to determine how the Bank will fund its obligation undertaken by this Agreement. Should the Administrator elect to purchase assets relating to this Agreement, in whole or in part, through the medium of life insurance or annuities, or both, the Bank shall be the owner and
     beneficiary  of  each  such  policy  unless  otherwise   provided  by  this
     Agreement. Bank reserves the absolute right, in its sole discretion, to terminate such life insurance or annuities, as well as any other investment program, at any time, in whole or in part unless otherwise provided by this Agreement. Such termination shall in no way affect the Bank's obligation to pay the Executive the benefits as provided in this Agreement. At no time shall the Executive be deemed to have any right, title, or interest in or to any specific asset or assets of the Bank, including but not by way of restriction, any insurance or annuity contract and contracts or the proceeds therefrom.

6. Certain Reductions. Notwithstanding any other provision of this Agreement, if the value and amounts of benefits under this Agreement, together with any other amounts and the value of benefits received or to be received by the Executive in connection with a Change in Control would cause any amount to be nondeductible for federal income tax purposes by the Bank or the consolidated group of which the Bank is a member pursuant to Section 280G of the Code, then amounts and benefits under this Agreement shall be reduced (not less than zero) to the extent necessary so as to maximize amounts and the value of benefits to the Employee without causing any amount to become nondeductible by Bank pursuant to or by reason of such
     Section 280G. The Employee shall determine the allocation of such reduction among payments and benefits to the Employee.

7. Beneficiary Designations. The Executive shall designate a beneficiary by filing with Bank a written designation of beneficiary on a form substantially similar to the form attached as Exhibit A. The Executive may revoke or modify the designation at any time by filing a new designation. However, designations will only be effective if signed by the Executive and accepted by the Bank during the Executive's lifetime. The Executive's beneficiary designation shall be deemed automatically revoked if the beneficiary predeceases the Executive, or if the Executive names a spouse as beneficiary and the marriage is subsequently dissolved. If the Executive dies without a valid beneficiary designation, all payments shall be made to the Executive's surviving spouse, if any, and if none, to the Executive's surviving children and the descendants of any deceased child by right of representation, and if no children or descendants survive, to the Executive's estate.

     If a benefit is payable to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of his or her property, the Bank may pay such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person, or to a custodian selected by the Bank under the Georgia Uniform Transfers to Minors Act for the benefit of such minor. The Bank may require proof of incompetency, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Such distribution shall completely discharge the Bank from all liability with respect to such benefit.

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8.   Amendment and Termination.

     (a) Amendment. The Bank may at any time amend the Agreement in whole or in part, provided, however, that no amendment shall decrease or restrict the amount accrued to the date of amendment.

     (b) Termination. The Bank may at any time partially or completely terminate the Agreement, if, in its judgment, the tax, accounting, or other effects of the continuance of the Agreement, or potential payments thereunder, would not be in the best interests of the Bank.

               (i) Partial Termination. In the event of a partial termination, the Agreement shall continue to operate and be effective with regard to benefits accrued prior to the effective date of such partial termination, but no further benefits shall accrue after the date of such partial termination.

               (ii) Complete  Termination.  Subject to the  requirements of Code
     Section 409A, in the event of complete termination, the Agreement shall cease to operate and the Bank shall pay the Executive his Account as if he had terminated service as of the effective date of the complete termination. Such complete termination of the Agreement shall occur only under the following circumstances and conditions.

                  (A) The Bank may terminate the Agreement within 12 months of a corporate dissolution taxed under Code section 331, or with approval of a bankruptcy court pursuant to 11 U.S.C. ss.503(b)(1)(A), provided that the amounts accrued under the Agreement are included in the Executive's gross income in the latest of (i) the calendar year in which the Agreement terminates; (ii) the calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which the payment is administratively practicable.

                  (B) The Bank may terminate the Agreement within the 30 days preceding a Change in Control (but not following a Change in Control), provided that the Agreement shall only be treated as terminated if all substantially similar arrangements sponsored by the Bank are terminated so that the Executive and all participants under substantially similar arrangements are required to receive all amounts of compensation deferred under the terminated arrangements within 12 months of the date of the termination of the arrangements.

                  (C) The Bank may terminate the Agreement provided that (i) all arrangements sponsored by the Bank that would be aggregated with this Agreement under Treasury Regulations section 1.409A-1(c) if any individual; covered by this Agreement was also covered by any of those other arrangements are also terminated; (ii) no payments other than payments that would be payable under the terms of the arrangement if the termination had not occurred are made within 12 months of the termination of the
     arrangement;   (iii)  all  payments  are  made  within  24  months  of  the

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     termination  of the  arrangements;  and (iv) the Bank  does not adopt a new arrangement that would be aggregated with any terminated  arrangement under
     Treasury   Regulations   section   1.409A-1(c)   if  the  same   individual
     participated in both arrangements, at any time within three years following the date of termination of the arrangement.

                  (D) The Bank may terminate the Agreement pursuant to such other terms and conditions as the Internal Revenue Service may permit from time to time.

9.   Miscellaneous.

     (a) Withholding. To the extent amounts payable under this Agreement are determined by the Administrator, in good faith, to be subject to federal, state or local income tax, the Bank may withhold from each such payment an amount necessary to meet the Bank's obligation to withhold amounts under the applicable federal, state or local law.

     (b) Governing Law. This Agreement shall be construed under the laws of the State of Georgia, except to the extent that federal law applies.

     (c) Future Employment. This Agreement shall not be construed as providing the Executive the right to be continued in the employ of the Bank or its affiliates or subsidiaries.

     (d) No Pledge or Attachment. No benefit which is or may become payable under this Agreement shall be subject to any anticipation, alienation, sale, transfer, pledge, encumbrance or hypothecation or subject to any attachment, levy or similar process and any attempt to effect any such action shall be null and void.

     (e) Successors and Assigns. This Agreement and the obligations of the Bank herein shall be binding upon the successors and assigns of the Bank. This Agreement may not be assigned by the Bank without the prior written consent of the Executive or any other beneficiary receiving payments under this Agreement.

     (f) Participation in Plans. Nothing contained in this Agreement shall be construed to alter, abridge, or in any manner affect the rights and privileges of the Executive to participate in and be covered by any pension, profit sharing, group insurance, bonus, incentive, or other employee plans which the Bank or its affiliates or subsidiaries may now or hereafter have.

     (g) Notices. Any notices under this Agreement shall be provided to the Executive at his last address on file with the Administrator and shall be provided to the Administrator in care of President, Atlantic Coast Federal, 505 Haines Avenue, Waycross, Georgia 31501.

     (h) Headings. Headings of sections herein are inserted for convenience of reference. They are not to be considered in the construction of this Agreement.

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

     (i) Savings Clause. If any provision of this Agreement shall be for any reason invalid or unenforceable, the remaining provisions shall be carried into effect.

     (j) Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Executive as to the subject matter hereof. No rights are granted to the Executive be virtue of this Agreement other than as specifically set forth herein.

     (k) Suicide. No benefits shall be payable if the Executive commits suicide within two (2) years after the date of this Agreement, or if the Executive has made any material misstatement of fact on any application for life insurance purchased by the Bank

     (l) Top Hat Agreement. For purposes of the Internal Revenue Code, the Bank intends this Agreement to be an unfunded, unsecured promise to pay on the part of the Bank. For purposes of ERISA, the Bank intends this Agreement to be an unfunded obligation solely for the benefit of the Executive for the purpose of qualifying this Agreement for the "top hat" exception under sections 201(2), 301(a)(3) and 401(a) of ERISA.

         The parties have caused this Agreement to be executed and delivered as of the date first above written.

                                       ATLANTIC COAST BANK



August 4, 2008                     By: /s/ Robert J. Larison, Jr.
-----------------------                ------------------------------
Date                                   Name:  Robert J. Larison, Jr.
                                       Title: President and Chief Executive
                                              Officer

                                       EXECUTIVE


August 4, 2008                         /s/ Thomas B. Wagers, Sr.
-----------------------                ------------------------------
Date                                   Thomas B. Wagers, Sr.


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